Exhibit 99.09

WWW.PAZOO.COM Increases The Number Of Advertisers From Approximately 100 To More Than 1,000 And Begins Adding Video Ads

CEDAR KNOLLS, N.J., August 27, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that the number of online advertisers using Pazoo.com has jumped from approximately 100 advertisers at the beginning of August, to as much as 1,000 advertisers per day currently. Also of significance is that Pazoo has started adding video ads to the website. Video ads can typically bring up to 5 times (or more) revenue than conventional display ads.

Pazoo's main revenue source is advertising sales, which is based on CPMs (cost per thousand consumer impressions). More Advertisers biding for placement on Pazoo.com results in higher  CPMs. To drive more traffic to the website in August would not have been an effective use of corporate funds as Pazoo did not have in place all of the infrastructure of the website to properly take advantage of any further increase in traffic. Pazoo is nearly ready to move forward aggressively and is currently in the process of adding even more quality advertising agencies to make the bidding process for advertising placement on the website as competitive as possible.

Pazoo is putting in place the next phase of expansion and growth that is expected to take www.pazoo.com to a whole new level as a company. Within the next few weeks, Pazoo will have all the tools in place to then begin a large-scale marketing and advertising campaign to attract visitors to www.pazoo.com.

Pazoo, Inc. CEO, David Cunic, stated, “We are just about to enter a phase of aggressive expansion and growth. We are getting prepared to do everything we can to make Pazoo a recognizable brand. Everything we have done since the inception of Pazoo has been leading up to this moment.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: August 27, 2013